FORM 11-K
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



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            [X]   ANNUAL REPORT OF EMPLOYEE STOCK PURCHASE,
                  SAVINGS AND SIMILAR PLANS PURSUANT TO SECTION
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

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                     FOR THE FISCAL YEAR ENDED MAY 31, 1999

                        COMMISSION FILE NUMBER: 1-14659

                          WILMINGTON TRUST CORPORATION
             (Exact name of registrant as specified in its charter)



              DELAWARE                                  51-0328154
           ---------------                           ----------------
           (State or other                           (I.R.S. Employer
           jurisdiction of                           Identification
           incorporation                             Number)
           or organization)




                               RODNEY SQUARE NORTH
                            1100 NORTH MARKET STREET
                            WILMINGTON, DE 19890-0001
                    ----------------------------------------
                    (Address of Principal Executive Offices)

                        1996 Employee Stock Purchase Plan
                        ---------------------------------
                              (Full title of plan)


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1.    The  1996  Employee   Stock   Purchase  Plan  affords  staff  members  the
      opportunity to acquire shares of Wilmington Trust Corporation's stock.

2.    a.    The  written  consent of  accountants  with respect to the financial statements for the 1996 Employee Stock Purchase Plan is attached hereto as Exhibit 99.1.

      b. The financial statements required to be filed for the 1996 Employee Stock Purchase Plan are attached hereto as Exhibit 99.2.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the following individuals, who administer the 1996 Employee Stock Purchase Plan, have signed this Form 11-K as of August 27, 1999.

                                    /s/ William J. Farrell, II  (SEAL)
                                    ----------------------------
                                    William J. Farrell, II

                                    /s/ Howard K. Cohen         (SEAL)
                                    ----------------------------
                                    Howard K. Cohen

                                    /s/ Joseph M. Jacobs, Jr.   (SEAL)
                                    ----------------------------
                                    Joseph M. Jacobs, Jr.

                                    /s/ Catharine Z. Ford       (SEAL)
                                    ----------------------------
                                    Catharine Z. Ford


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

                                  EXHIBIT INDEX

EXHIBIT NUMBER                      EXHIBIT                          PAGE NUMBER

      99.1                    Consent of independent auditor            4


      99.2                    Financial statements                      5



























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